UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 30, 2013

Vocus, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-125834	58-1806705
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12051 Indian Creek Court, Beltsville, Maryland		20705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	3014592590

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 30, 2013, Vocus, Inc. (the "Company") and Richard Rudman, the Company's Chairman of the Board, Chief Executive Officer and President, entered into an Amended and Restated Employment Agreement (the "Restated Agreement"). The Restated Agreement is effective as of May 30, 2013 and supersedes the employment agreement previously entered into by the Company and Mr. Rudman on December 6, 2005 (the "Prior Agreement").

The Restated Agreement has an initial term of three years, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended. Under the Employment Agreement, Mr. Rudman will receive an annual salary of $450,000 subject to annual review and potential increase by the Company’s compensation committee or board of directors. In addition, Mr. Rudman will be eligible to receive bonuses based upon the satisfaction of certain performance criteria determined by the Company’s compensation committee or board of directors. The annualized target bonus is equal to Mr. Rudman’s then-current salary.

Upon the termination of Mr. Rudman’s employment by the Company without "cause" or Mr. Rudman’s resignation for "good reason" (as those terms are defined in the Restated Agreement), the Restated Agreement provides for severance payments equal to 12 months’ salary plus the annualized target bonus amount as well as the continued vesting of unvested equity awards over the 12 month period after termination.

Additionally, upon the termination of Mr. Rudman’s employment by the Company without cause or Mr. Rudman’s resignation for good reason 90 days prior to or within six months of a change in control, the Restated Agreement provides for severance payments equal to 150% of Mr. Rudman’s salary and target bonus as well as the accelerated vesting of any unvested equity awards. Thus the Restated Agreement eliminates single-trigger acceleration of vesting of equity awards previously granted or granted hereafter.

The Restated Agreement eliminates the tax gross-up provision that was in the Prior Agreement.

In connection with the execution of the Restated Agreement, the Company and Mr. Rudman have entered into amendments (collectively, the "Equity Amendments") to restricted stock agreements and stock option agreements from 2010 through 2013 (collectively, the "Equity Agreements"). The Equity Amendments replace the vesting language in the Equity Agreements and provide that (i) continued vesting of unvested equity awards will only occur upon the termination of Mr. Rudman’s employment by the Company without cause or Mr. Rudman’s resignation for good reason, and (ii) accelerated vesting of unvested equity awards will only occur upon the termination of Mr. Rudman’s employment by the Company without cause or Mr. Rudman’s resignation for good reason 90 days prior to or within six months of a change in control. Thus the Equity Amendments eliminate single-trigger acceleration of vesting of equity awards previously granted or granted hereafter. For purposes of the Equity Amendments, the terms "cause," "good reason" and "change in control" have the meanings set forth in the Restated Agreement.

The foregoing descriptions of the Restated Agreement and the Equity Amendments between the Company and Mr. Rudman are qualified in their entirety by reference to the copy of the Restated Agreement and forms of Equity Amendment which are filed as Exhibits 10.1, 10.2 and 10.3 to this current report and are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2013, the Company and Richard Rudman, the Company's Chairman of the Board, Chief Executive Officer and President, entered into the Restated Agreement. The Restated Agreement is effective as of May 30, 2013 and supersedes the Prior Agreement.

The material terms of Mr. Rudman's employment with the Company are described under Item 1.01 above, which description is incorporated by reference in this Item.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vocus, Inc.

May 30, 2013	By:	Stephen A. Vintz

Name: Stephen A. Vintz
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement
10.2	Amendment to Stock Option Agreement form
10.3	Amendment to Restricted Stock Agreement form